Citigroup Capital XVIII	Filed pursuant to rule 433
500,000 Capital Securities	File Nos. 333-135163, 333-135163-05
6.829% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (Enhanced TruPS®)
£1,000 Liquidation Amount
Guaranteed by Citigroup Inc. to the extent set forth in the Prospectus
Terms and Conditions:

Issuer:	Citigroup Capital XVIII, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Guarantee:	£1,000 liquidation amount per enhanced trust preferred security, guaranteed by Citigroup Inc. to the extent set forth in the Prospectus.

Ratings:	Aa2/A+/AA (Moody’s / S&P / Fitch)

Trade Date:	June 22, 2007

Settlement Date:	June 28, 2007 (T+4 days)

Maturity:	June 28, 2067

Amount:	500,000 enhanced trust preferred securities (the “capital securities”)

Public Offering Price:	£1,000 per capital security (minimum denominations of £50,000 and whole increments of £1,000 in excess thereof)

Net Proceeds to Citigroup:	£495,000,000 (before expenses).

Coupon and Interest Payment Dates:	(i) From June 28, 2007 to but excluding June 28, 2017, 6.829% per annum payable semi-annually in arrears on the each June 28 and December 28, beginning December 28, 2007: (ii) from and including June 28, 2017 to but excluding June 28, 2037, three-month Sterling LIBOR plus 0.8875% per annum payable quarterly in arrears on March 28, June 28, September 28 and December 28, beginning September 28, 2017; and (iii) from and including June 28, 2037, three-month Sterling LIBOR plus 1.8875% per annum payable quarterly in arrears on March 28, June 28, September 28 and December 28, beginning September 28, 2037. Following business day convention through and including June 28, 2017, modified following business day convention thereafter. Business days London and New York.

Interest Determination Date:	First day of each floating rate interest period from and including June 28, 2017.

First Coupon:	December 28, 2007.

Day Count:	From June 28, 2007 to but excluding June 28, 2017, Actual/Actual; from and including June 28, 2017, Actual/365 (366).

Deferral of Interest:	Payment of interest on the capital securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the issuer. Citigroup may so defer interest for one or more consecutive interest periods for up to 10 years but not beyond the Maturity date. However, after so deferring interest for consecutive interest periods totaling 5 years or sooner upon Citigroup paying current interest, with certain exceptions, Citigroup is obligated to sell equity securities and use the proceeds thereof to pay deferred interest unless the Federal Reserve, after receiving notice of these actions, has disapproved of either of these actions.

Redemption at Issuer Option:	Subject to the Capital Replacement Covenant, the junior subordinated debt securities, and thus the capital securities, are redeemable at the option of Citigroup, in whole but not in part, (i) at any time prior to June 28, 2017 at a price equal to the greater of (x) 100% of the principal amount and (y) a G+20 basis points make-whole redemption amount, and (ii) on any quarterly interest payment date on or after June 28, 2017, at a price equal to 100% of the principal amount, plus, in each case, accrued and unpaid interest to the redemption date.

Special Event Redemption:	In addition to the Redemption at Issuer Option described above, the junior subordinated debt securities, and thus the capital securities, are redeemable at the option of Citigroup, in whole but not in part, (i) at any time within 90 days after the occurrence of an Investment Company Event, a Regulatory Capital Event or an Additional Amounts Event, at a price equal to 100% of the principal amount and (ii) at any time prior to June 28, 2017 following the occurrence of a Tax Event or a Rating Agency Event, at a price equal to the greater of (x) 100% of the principal amount and (y) a G+50 basis points make-whole redemption amount, plus, in each case, accrued and unpaid interest to the redemption date.

Capital Replacement Covenant:	Citigroup Inc. has agreed not to redeem the junior subordinated debt securities during the term of the Capital Replacement Covenant except with proceeds of the sale of Citigroup equity securities. The Capital Replacement Covenant will terminate no later than June 28, 2047.

Defeasance:	Applicable to the junior subordinated debt securities, subject to the Capital Replacement Covenant. Provisions of Article 11 of the Indenture apply.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the capital securities on the New York Stock Exchange.

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Limited

Senior Co-Managers:	Barclays Bank PLC Credit Suisse Securities (Europe Ltd.) The Royal Bank of Scotland plc UBS Limited

Co-Managers:	BNP Paribas Deutsche Bank AG, London Branch Goldman Sachs International ING Belgium SA/NV

Capital Securities CUSIP/ISIN/Common Code:	172988AB3 / XS0306711473 / 030671147

Citigroup Capital XVIII and Citigroup Inc. have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XVIII and Citigroup have filed with the SEC for more complete information about Citigroup Capital XVIII, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.